Exhibit 99.1

Boxlight Reports First Quarter 2021 Financial Results

●	Reported $33.4M revenues and $47.7M orders, a record quarter

●	Net loss per common share improved by $0.07 to $(0.09)

●	Adjusted EBITDA improved by $2.3M to $1.6M

●	Ended quarter with $20.9M Backorders, $10.0M Cash, $21.8M Working Capital and $47.4M Stockholders’ Equity

●	Expect Q2 2021 Revenue of $39M and at least $1M Adjusted EBITDA

Lawrenceville, GA – Business Wire – May 13, 2021 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the first quarter ended March 31, 2021.

Key Financial Highlights for Q1 2021 as Compared to Q1 2020

●	Revenues increased by 484% to $33.4 million

●	Customer orders increased by 528% to $47.7 million

●	Gross profit margin was 25.6%, as adjusted for the net effect of acquisition-related purchase accounting, increased to 28.0%, an improvement of 24 basis points

●	Net loss per common share improved by $0.07 to $(0.09)

●	Adjusted EBITDA improved by $2.3 million to $1.6 million

●	Working capital improved by 406% to $21.8 million

●	Ended the quarter with $20.9 million backorders, $10.0 million cash and $47.4 million stockholders’ equity

Key Business Highlights for Q1 2021

●	Received significant customer orders of $8.7 million from Tierney (U.S.), $4.2 million from Central Technologies (U.S.), $2.4 million from D&H Distributing (U.S.), $2.2 million from Trox (U.S.), $2.2 million from Digital Age Technologies (U.S.), $2.0 million from Data Projections (U.S.) and $1.6 million from Centerprise International (U.K.).

●	Completed phase one rollout of interactive panels in one of the largest school districts in Texas. The 3,000 classroom contract will be deployed over three years and includes Clevertouch IMPACT touchscreens with accompanying LYNX Whiteboard and Clevershare software.

●	Published case studies for successful technology implementataions in Canon City Schools, Colorado; Shelby County Public Schools, Kentucky; The Ridgeway School, U.K.; Trinity Parish Schools, Kentucky; The British Academy, U.K.; and San Agustín de Bilbao Center for Higher Studies, Spain; among others.

●	Developed and promoted support content and services to assist school districts in accessing federal funding including education funding provided by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), Coronavirus Response and Relief Supplemental Appropriations Act (CRRSAA) and the American Rescue Plan Act (ARPA).

●	Received Tech & Learning Awards for MimioConnect® blended learning platform and MimioSTEM MyStemKits, both recongnized as Best Remote and Blended Learning Tools in the Primary (K-6) and Secondary (6-12) categories.

●	Launched our Boxlight Virtual Classroom Experience in Atlanta, Georgia, fully staffed to provide custom demonstrations to school districts using any combination of the Boxlight suite of education technology solutions.

●	Introduced Clevertouch Academy, a hub of resources, tutorials, lesson plans, and detailed downloads designed for teachers, trainers, trade partners and engineers.

●	Opened our Clevertouch Gallery in central London, showcasing our latest collaboration touchscreens, commercial displays, digital signage and Clevertouch LED videowall. The Gallery also features a boardroom, unified comms huddle room, informal meetings space and desk facilities for colleagues and partners.
●	Acquired Interactive Concepts, a value-added distributor of AV and IT products based in Belgium.

Management Commentary

“We completed another record quarter with $47.7 million in customer orders, $33.4 million in revenues and $1.6 million in Adjusted EBITDA,” commented Michael Pope, Chairman and Chief Executive Officer.

“Our triple digit revenue increase over the same quarter last year is a testament to our winning expansion strategy through both organic growth and strategic acquisitions.

“We continue to benefit from unprecedented market expansion, particularly in the education sector as schools return to in-class learning and are utilizing increased technology budgets, supported by substantial government funding programs.

“Given our current order volume and growing sales pipeline, we are optimistic on the second quarter and expect to report revenue of $39 million and at least $1 million in Adjusted EBITDA.”

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Financial Results for the Three Months Ended March 31, 2021

Revenues for the three months ended March 31, 2021 were $33.4 million as compared to $5.7 million for the three months ended March 31, 2020, resulting in a 484% increase due primarily to the acquisition of Sahara in September 2020.

Gross profit for the three months ended March 31, 2021 was $8.6 million as compared to $1.6 million for the three months ended March 31, 2020. The gross profit margin for the three months ended March 31, 2021 was 25.6%, and adjusted for the net effect of acquisition-related purchase accounting, the margin was 28.0%, as compared to the 27.9% gross margin, as adjusted, reported for the three months ended March 31, 2020. Gross margins have been adversely impacted by approximately four percentage points due to increased freight and customs costs caused by supply chain challenges associated with the effects of the Covid-19 pandemic.

Total operating expenses for the three months ended March 31, 2021 were $10.6 million as compared to $4.3 million for the three months ended March 31, 2020. The increase primarily resulted from additional overhead costs associated with the acquired Sahara operations in September 2020.

Other income (expense) for the three months ended March 31, 2021 was net expense of $(3.1) million, as compared to net other income of $0.7 million for the three months ended March 31, 2020. The increase in other expense was due to $0.6 million of increased interest expense associated with increased borrowings, $1.9 million of losses recognized on the settlement of certain debt obligations that were exchanged for common shares, fewer gains were recognized on the settlement of accounts payable which were $1.1 million lower year on year, and $0.3 million of additional losses that were recognized in 2021 upon the remeasurement of certain derivative liabilities associated with common stock warrants.

The Company reported a net loss of $(5.2) million for the three months ended March 31, 2021 as compared to a net loss of $(2.0) million for the three months ended March 31, 2020.

The net loss attributable to common shareholders was $(5.5) million and $(2.0) million for the three months ended March 31, 2021 and 2020, respectively, after deducting fixed dividends to Series B preferred shareholders.

Total comprehensive loss was $(5.4) million and $(2.1) million for the three months ended March 31, 2021 and 2020, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect in the quarter of $(0.3) million and $(0.1) million for the three months ended March 31, 2021 and 2020, respectively.

The EPS loss for the three months ended March 31, 2021 was $(0.09) per basic and diluted share, compared to $(0.16) per basic and diluted share for the three months ended March 31, 2020.

The EBITDA loss for the three months ending March 31, 2021 was $(2.4) million, as compared to $(1.3) million EBITDA loss for the three months ending March 31, 2020.

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Adjusted EBITDA for the three months ended March 31, 2021 was $1.6 million, as compared to a loss of $(0.7) million for the three months ended March 31, 2020. Adjustments to EBITDA include stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with acquisitions.

At March 31, 2021, Boxlight had $10.0 million in cash and cash equivalents, $21.8 million in working capital, $139.7 million in total assets, $20.6 debt, $47.4 million in stockholders’ equity, 56.8 million common shares issued and outstanding, and 3.1 million preferred shares issued and outstanding.

First Quarter 2021 Financial Results Conference Call

Management will host a conference call to discuss the first quarter 2021 financial results on Thursday, May 13, 2021 at 4:30 p.m. Eastern Time. The conference call details are as follows:

Date:	Thursday, May 13, 2021
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-876-9177 (Domestic) 1-785-424-1672 (International)
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/41290

For those unable to participate during the live broadcast, a replay of the call will also be available until 11:59 p.m. Eastern Time on May 13, 2022 by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay pin number 41290.

Use of Non-GAAP Financial Measures

To supplement Boxlight’s financial statements presented on a GAAP basis, Boxlight provides EBITDA and Adjusted EBITDA as supplemental measures of its performance.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup, and non- cash losses associated with debt settlement. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

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About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award winning brands Clevertouch® and Mimio® . The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, supporting accessories and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com and http://www.clevertouch.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission.

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Boxlight Corporation

Condensed Consolidated Balance Sheets

As of March 31, 2021 and December 31, 2020

(Unaudited)

(in thousands, except share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$10,002	$13,460
Accounts receivable – trade, net of allowances	22,924	20,869
Inventories, net of reserves	22,561	20,913
Prepaid expenses and other current assets	5,390	6,161
Total current assets	60,877	61,403

Property and equipment, net of accumulated depreciation	612	562
Intangible assets, net of accumulated amortization	54,870	55,157
Goodwill	23,262	22,742
Other assets	119	91
Total assets	$139,740	$139,953

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$14,367	$14,245
Accounts payable and accrued expenses – related parties	-	1,967
Short-term debt	15,668	16,817
Earn-out payable – related party	119	119
Deferred revenues – short-term	6,033	5,671
Derivative liabilities	577	363
Other short-term liabilities	2,337	1,209
Total current liabilities	39,101	40,392

Deferred revenues – long-term	11,433	10,482
Long-term debt	4,932	7,831
Deferred tax liability	7,680	7,902
Other long-term liabilities	364	2
Total liabilities	63,510	66,609

Commitments and contingencies (Note 13)

Mezzanine equity:
Preferred Series B	16,513	16,513
Preferred Series C	12,363	12,363
Total mezzanine equity	28,876	28,876
Stockholders’ equity:
Preferred Series A, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 56,786,557 and 53,343,518 Class A shares issued and outstanding, respectively	6	5
Additional paid-in capital	95,084	86,768
Accumulated deficit	(52,667)	(47,498)
Accumulated other comprehensive income	4,931	5,192
Total stockholders’ equity	47,354	44,467

Total liabilities and stockholders’ equity	$139,740	$139,953

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Boxlight Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Three Months Ended March 31, 2021 and 2020

(Unaudited)

(in thousands, except share amounts)

	Three Months Ended
	March 31,
	2021	2020

Revenues, net	$33,424	$5,723
Cost of revenues	24,872	4,132
Gross profit	8,552	1,591

Operating expense:
General and administrative expenses	10,112	3,938
Research and development	474	317
Total operating expense	10,586	4,255

Loss from operations	(2,034)	(2,664)

Other income (expense):
Interest expense, net	(1,018)	(459)
Other income, net	15	58
(Loss) gain on settlement of liabilities, net	(1,846)	28
Change in fair value of derivative liabilities	(265)	1,087
Total other income (expense)	(3,114)	714

Net loss before income taxes	(5,148)	(1,950)
Income tax expense	(21)	-
Net loss	(5,169)	(1,950)

Fixed dividends to Series B preferred shareholders	317	-
Net loss attributable to common stockholders	$(5,486)	$(1,950)

Comprehensive loss:
Net loss	$(5,169)	$(1,950)
Foreign currency translation adjustment	(261)	(103)
Total comprehensive loss	$(5,430)	$(2,053)

Net loss per common share – basic and diluted	$(0.09)	$(0.16)
Weighted average number of common shares outstanding – basic and diluted	55,150	12,493

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Boxlight Corporation

Reconciliation of Net Loss for the Three Months Ended

March 31, 2021 and 2020 to EBITDA and Adjusted EBITDA

(unaudited)

(in thousands)

(in thousands)	March 31, 2021	March 31, 2020
Net loss	$(5,167)	$(1,950)
Depreciation and amortization	1,754	219
Interest expense	1,018	459
Income tax benefit	21	-
EBITDA	$(2,374)	$(1,272)
Stock-based compensation expense	677	271
Change in fair value of derivative liabilities	265	(29)
Purchase accounting impact of fair valuing inventory	15	6
Purchase accounting impact of fair valuing deferred revenue	807	-
Net loss on settlement of Lind debt in stock	2,203	347
Adjusted EBITDA	$1,593	$(677)

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

+1 360-464-4478

investor.relations@boxlight.com

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